Exhibit 10.1

This contract is entered into by and between MagneGas Corporation (MNGA) and Clear Sky Energy S.A. de C.V.  (CSE) on this 16th day of July 2012.

Recitals

Whereas, MNGA is a Publically Traded corporation organized and existing under the law of the state of Delaware with its principle place of business in the state of Florida.

Whereas, CSE is a Company organized and existing under the laws of The United States of Mexico.

Whereas, MNGA is engaged in the business of generating gaseous fuel from liquid waste with its patented Plasma Arc Flow technology.

Whereas, MNGA and CSE are desirous to enter into a collaboration for the exclusive distribution of the MagneGas Technology in Mexico and Latin America.

Whereas, both parties agree to the following

Scope

1.         Purchase Price & Payment:

1.1.      CSE will purchase one Total refinery at the purchase price of $2.7 million dollars (two million, seven hundred thousand) plus 5% royalties calculated on a percent of all MagneGas related gross revenues based on attached Schedule A.

1.2.      The first draft of the definitive agreement will be provide by MNGA to CSE ideally on or before August 16th but no later than August 31st The Definitive Agreements will be signed no later than November 1st or this contract is null and void without recourse to either party.

1.3.      Said Refinery purchase will include 500 full cylinders to be shipped at receipt of down payment, all necessary equipment to produce MagneGas and installation assistance by MagneGas personnel.

1.4.      A $100,000 non refundable deposit will be paid as part of this initial contract. The first installment for this purchase will be $865,000 of the full purchase price within 15 days of executing a Master License Agreement and Refinery Purchase Agreement as an initial installment.  The second installment will be $865,000 to be paid upon the completion of construction of the Refinery.  The final payment of $870,000 will be due upon successful testing over a period of three weeks at MagneGas Corp in Florida. Final payment will be due prior to the shipment of said Refinery.

1.5.      CSE will be required to send two technicians at their expense to participate in the testing. These technicians will be fully trained on the operation of the refinery. MNGA at its expense will send one technician to CSE for a period of 3 weeks for commissioning & training.

1.6.      MagneGas has up to 120 days to build said refinery from date of receipt of initial installment of $865Kor agrees to reduce the final cost of the refinery by $5,000 per week with a maximum reduction of $150,000 unless caused by force majeure in which case no reduction will implemented.

1.7.      MagneGas will not be held responsible for delays or costs related to importation of said refineries to the country of Mexico as long as best effort are made to assist with technical documentation.

1.8.      CSE also will have the option to purchase a minimum of 5 additional refineries within a 5 year period from the date of signature of the Definitive Agreements as per attached Schedule A.

1.9.      A senior commercial representative will travel to Mexico at CES expense to assist in training and commercial activities once a month for 3 month and once a quarter thereafter for a further 6 months.

1.10.    A service kit to support 2 years of possible component failures will be provided.

2.         Exclusivity and Minimal Sales Requirements:

2.1.      With the purchase of two refineries, CSE will automatically obtain an exclusive distribution right for Mexico for 5 years.

2.2.      The exclusive distribution rights shall include all of the current and future products, commercialized, manufactured, distributed and or operated by MNGA or any of its subsidiaries or affiliates in the United States or worldwide.

2.3.      CSE may only transfer these rights or contract to a third party with written approval from MNGA not to be unreasonably withheld.

2.4.      Upon the production of gas from the first refinery; CSE will have 3 years to purchase the second refinery in order to maintain the 5 year exclusivity.

2.5.      Every refinery purchased thereafter the initial 2 extends automatically exclusivity for CSE for 3 years.

3.         Should CSE execute all 5 optional refineries for the purchase of a total of 6 refineries on or before the expiration of 5 years CSE will have exclusivity in perpetuity with the payment of royalties and if application minimum royalties as per Schedule A.

4.         A mutually agreeable buy-back clause will be negotiated as part of the definitive agreement.

5.         CSE will undertake best efforts to implement a commercial and technical support coverage network to pursue commercial opportunities and support units sold in Mexico.

6.         Non Exclusive Latin American Distribution:

6.1.      With the installation of the first unit in Mexico, MNGA agrees to grant to CSE non-exclusive equipment distribution rights for the greater Latin American market for the duration of the Initial period; CSE can earn exclusive distribution rights within Latin America on a country by country basis with the sale or CSE purchase of at least one (1) refinery in a country.

6.2.      Each country will have a minimal sales requirement to retain exclusive rights; such sale requirement will be negotiated on a case-by-case basis.  MNGA is actively seeking distributors in Latin America.

6.3.      As such, MNGA has the right to cancel said distribution rights with CSE at any time without recourse to either party should they locate an exclusive distributor are any country or region of Latin America.

6.4.      MNGA grants CSE right to first refusal for any unit sales opportunities in Brazil for 3 years.

6.5.      Following the purchase of the full 6 refineries a best efforts negotiation will be made to assemble and or fully build refineries in Mexico for the Americas.

7.         Obligations and General Terms

7.1.      In the event MNGA or CSE sells, assigns, merges, or transfers all or substantially all of its business or this Agreement, or otherwise conveys to a third-party ownership, operation, or control of its rights, such party’s rights and obligations pursuant to this Agreement shall survive such sale or transfer and shall be fully enforceable against and shall be fully assumed by said successor or transferee third party.

7.2.      This Agreement shall be binding upon and inure to the benefit of any assignee.  The above notwithstanding MNGA or its acquirer shall have in their sole discretion the ability to purchase CSE’s assets defined as refineries and exclusive distributorship of MNGA products and IP within Mexico.

7.3.      CSE is subject to a obligatory buy-out clause for it’s metal cutting related business including contacts, PP&E and other Assets other business are exempt from this obligatory buy-out requirements.

7.4.      Said Asset sales shall be calculated at PV10 for the remaining rated life (20 years) of the machine not yet expired or value of material contract in the case of purchase of company. As an example if CSE owns a machine for 3 years the PV10 would be based on 17 years unexpired. The basis of the cash flow calculation will be the greatest of proforma 85% utilization or the monthly average multiplied by 12. The assumed annualized growth rate for the calculation will be 4% per annum. In addition to PV10 on the above basis CSE will be entitled to recover all CapEx on a discounted basis. Alternatively if CSE is in early deployment of a material or major contract MNGA or its acquirer may purchase said rights at PV10 or as otherwise negotiated.

7.5.      In the event CSE offers itself or receives an offer for sale of CSE, CSE shall give MNGA or its assignee a Right of First Refusal to meet or beat said offer or price within a 90 days period.

7.6.      This agreement supersedes all previous written and oral agreements between two parties.

7.7.      Website Links and Image Authorization www.MagneGas.com are automatically granted as part of this agreement. CSE additionally have authorization to utilize www.MagneGas.mxand all images and marketing materials additionally MNGA will use best efforts us make www.MagneGas.com.mx also available to CSE.

7.8.      Best efforts will be made to collect and send to CSE full specification for purposes of importation into Mexico, for example CE certifications.

7.9.      MNGA and CSE agreed to have regularly scheduled meeting or conference calls once a month in addition MNGA and CSE agree to immediately communicate any materially adverse event in advance of public desseminiation.

7.10.    If this agreement is not signed within 7 days by both parties, this agreement automatically null and void. The governing law is Florida USA.

7.11.    CSE understands that only cash wire transfers are accepted no letter of credit or other bank instrument will be accepted.

7.12.   $20,000 will be received by MNGA on or before Tuesday July 17, 2012 or this contract is null and void without recourse from either party.  Additional $80,000 to be received by MNGA on or before July 27, 2012 or this contract is null and void without recourse from either party.

Signature Page to Follow

Date:	July 16, 2012	By:	/s/ Manuel Juan Marcos Gonzalez
Manuel Juan Marcos Gonzalez

Date:	July 16, 2012	By:	/s/ Jorge Arturo Torres Emery
Jorge Arturo Torres Emery

Date:	July 16, 2012	By:	/s/ ErmannoSantilli
ErmannoSantilli, CEO MagneGas Corporation